Exhibit 10.23

February 3, 2009	-REVISED OFFER -

Greg Weaver, CPA, MBA

Dear Greg:

It is with great pleasure that Poniard Pharmaceuticals, Inc. offers you the position of Chief Financial Officer and Sr. Vice President, Finance, reporting to Jerry McMahon, Ph.D., Chairman & Chief Executive Officer, on and subject to the terms below.

The terms and conditions of the offer have been approved by the Compensation Committee of Poniard’s Board of Directors, but the offer is subject to final approval by the Board of Directors.

Your start date will be February 18, 2009 and your annual base salary is $290,000, which will be paid semi-monthly. In the event that the company requires you to move your residence to the Bay Area, the company will also pay for reasonable relocation expenses, i.e. travel to the Bay Area for house-hunting purposes for you and your family and moving your household goods.

You will be eligible for an annual bonus of up to 30% (target) of your annual base salary, based on the Compensation Committee’s determination of the company’s achievement of corporate milestones approved by the Board of Directors.  Your annual bonus eligibility for 2009 will be prorated from the date you commence employment.

You will also be eligible for the severance and change of control agreements currently in effect for non-CEO officers.

You will also be granted a stock option to purchase 200,000 shares of Poniard common stock pursuant to the terms of the company’s 2004 Incentive Compensation Plan (“Plan”), which grant will be effective upon your first day of employment and the exercise price will be equal to the closing price of Poniard common stock on the day of grant, i.e., your first day of employment.  The stock option will vest 25% after the end of one year and the balance will vest in equal monthly amounts over the next three years.

You are eligible to participate in Poniard’s insured benefits on the first day of employment.  Currently, the company pays the full cost of participation by employees, spouses/partners and dependent children in our comprehensive medical, dental and vision plans, and provides term life insurance, term accidental death and dismemberment insurance and a Long Term Disability Plan.  Poniard also has a 401(k) Plan and currently matches 5% of the employee’s contribution up to a maximum of $500. Employees are immediately vested in the company match.

Poniard observes 10 holidays, plus employees receive three personal holidays to use during the calendar year (these days are pro-rated for individuals who start after the first quarter of the calendar year).  Your personal holidays must be used by December 31 of each year.  Vacation hours are calculated using the employee’s start date through a continuous 12-month period of employment.  Full-time employees earn 10.00 hours of vacation time per month up to a maximum of 120 hours per year, subject to the vacation policies of the company.

Poniard has an at-will relationship with each of its employees.  That means that either the company or you can terminate the employment relationship at any time, for any reason deemed appropriate.  No manager or officer of Poniard is authorized to alter the at-will relationship unless it is done in writing and signed by the Chief Executive Officer.

Employment at Poniard is contingent upon the signing of Poniard’s Invention and Proprietary Information Agreement, which must be signed and witnessed on your first day of work and not prior to that date.  A copy of the company’s Invention and Proprietary Information Agreement is enclosed for your review. Employment is further contingent on satisfactory clearance of a background screen, and a background release form is enclosed for your review and signature.

All new employees must provide documentation of eligibility to work in the United States.  A copy of the federal government’s I-9 form is enclosed, which lists the type of documentation necessary to meet this requirement.  Please bring this form and appropriate documentation with you on your first day of work.

Please indicate your acceptance of the terms of this offer, contingent on Board approval, by signing below, and return the signed offer letter and background release form to me by February 6, 2009.  If you have any questions, please feel free to call me at (650)745-4407 or (650)491-4540.

Poniard has an exciting future and we believe your contributions will have a positive effect on our success.  We look forward to having you join us.

Sincerely,

Melanie Smith

Human Resources Manager

Enclosures

I have read and accept the terms and conditions of employment as outlined above.

/s/ Greg Weaver	February 4, 2009
Greg Weaver, CPA, MBA	Date